Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call:201 343 5202 nephros.com

Nephros Announces Fourth Quarter and Fiscal Year 2023 Financial Results

Full-Year Net Revenue of $14.2 Million and Fourth-Quarter Net Revenue of $3.3 Million

SOUTH ORANGE, NJ, March 7, 2024 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration solutions to the medical and commercial markets, today announced financial results for the fourth quarter and fiscal year ended December 31, 2023.

Financial Highlights

Fourth Quarter Ended December 31, 2023.

●	Net revenue from continuing operations was $3.3 million, compared to $2.6 million in the fourth quarter of 2022, up 27%
●	Net loss from continuing operations was ($0.7 million), approximately equal to the same period in 2022
●	Adjusted EBITDA from continuing operations was ($0.1 million), compared to ($0.5 million) in the fourth quarter of 2022, an improvement of 89%

Year-End 2023

●	Net revenue from continuing operations was $14.2 million, compared with $10.0 million in 2022, up 43%
●	Net loss from continuing operations was ($1.6 million), compared with ($4.3 million) in 2022
●	Adjusted EBITDA from continuing operations was ($0.1 million), compared with ($2.4 million) in 2022, an improvement of 97%

“2023 was an exciting year for Nephros. With freshly streamlined operations and a refocus on filtration, we grew sales 43% for the full year,” said Robert Banks, President and Chief Executive Officer. “Additionally, new water management guidance, such as ASHRAE 514, has enabled our expanded salesforce to propel Nephros solutions to the front of the line within healthcare facilities. We believe our infection control water filters are well-positioned to fulfill the latest directive recommendations and serve broadened customer needs.”

“In my view, our ability to leverage the current regulatory landscape has been a significant driver of growth, as well as our active engagement of new partners and strengthening of existing relationships,” remarked Mr. Banks. “Further, we have enacted a series of deliberate and transformative operational improvements to our supply chain management and consolidated expansion of our corporate footprint. Among these improvements was the opening of our new warehouse space in the fourth quarter, which has enabled us to increase delivery efficiency while supporting growing sales and solving the challenge of significant inventory expansion. Another enhancement was the extension of our supplier production agreement, which helps ensure an uninterrupted source of product.”

Mr. Banks continued, “I am very excited about the momentum we have built and am buoyed by the tailwinds created as a result of more stringent water safety standards along with heightened awareness of microbiological proliferation. I look forward to sharing future products, tools and key partnerships as they develop.”

Financial Performance for the Fourth Quarter and Year Ended December 31, 2023

Net revenue from continuing operations for the year ended December 31, 2023 was $14 million, compared with $10 million in 2022, an increase of 43%. Net revenue for the fourth quarter of 2023 was $3.3 million, compared with $2.6 million in the fourth quarter of 2022, an increase of 27%.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call:201 343 5202 nephros.com

Cost of goods sold for the year ended December 31, 2023 was $5.8 million, compared with $5.2 million in 2022, an increase of 11%. Cost of goods sold for the fourth quarter of 2023 was $1.2 million, compared with $1 million in the fourth quarter of 2022, an increase of 18%.

Gross margin for the year ended December 31, 2023 was 59%, compared with 47% in 2022. Gross margin for the fourth quarter of 2023 was 62%, compared with 59% in the fourth quarter of 2022.

Selling, general and administrative expenses for the year ended December 31, 2023 were $8.9 million, compared with $7.6 million in 2022, an increase of 17%. Selling, general and administrative expenses for the fourth quarter of 2023 were approximately $2.4 million, compared with $1.8 million in 2022, an increase of 35%.

Research and development expenses for the year ended December 31, 2023 were $0.9 million, compared with $1.3 million in 2022 a decrease of 30%. Research and development expenses for the fourth quarter of 2023 were $0.2 million, compared with $0.4 million in the fourth quarter of 2022, a decrease of 42%.

Depreciation and amortization expenses for the year ended December 31, 2023 were approximately $214,000, compared with approximately $218,000 in 2022, a decrease of 2%. Depreciation and amortization expenses for the fourth quarter of 2023 were approximately $51,000, compared with approximately $56,000 in the fourth quarter of 2022, a decrease of 9%.

Net loss from continuing operations for the year ended December 31, 2023 was ($1.6 million), compared with a net loss of ($4.3 million) in 2022, a 63% decrease in loss. Net loss from continuing operations for the fourth quarter of 2023 and 2022 was approximately ($0.7 million) respectively.

Adjusted EBITDA loss from continuing operations for the year ended December 31, 2023 was ($0.1 million), compared with ($2.4 million) in 2022. Adjusted EBITDA loss from continuing operations for the fourth quarter 2023 was approximately ($0.1 million), compared with approximately ($0.5 million) in the fourth quarter of 2022.

As of December 31, 2023, Nephros had cash and cash equivalents of approximately $4.3 million, compared to $3.6 million as of December 31, 2022, and remains debt free.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measures

Adjusted EBITDA loss from continuing operations is calculated by taking net loss from continuing operations calculated in accordance with generally accepted accounting principles (“GAAP”) and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation, amortization, non-cash inventory impairments, and write-offs, and non-cash compensation. The following table presents a reconciliation of Adjusted EBITDA loss from continuing operations to net loss from continuing operations, the most directly comparable GAAP financial measure, for the fourth quarter of the 2023 and 2022 fiscal years:

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call:201 343 5202 nephros.com

(unaudited)

2023	Three Month Period Ended				Annual
	3/31/2023	6/30/2023	9/30/2023	12/31/2023	Totals

Net loss from continuing operations	(306)	(433)	(182)	(654)	(1,575)

Adjustments:
Depreciation of property and equipment	10	10	9	10	39
Amortization of other assets	44	44	46	41	175
Interest expense	1	-	-	1	2
Interest income	(12)	(13)	(11)	(28)	(64)
Non-cash stock-based compensation	319	194	149	390	1,052
Non-cash inventory impairments	91	15	-	189	295

Adjusted EBITDA loss from continuing operations	147	(183)	11	(51)	(76)

(unaudited)

2022	Three Month Period Ended				Annual
	3/31/2022	6/30/2022	9/30/2022	12/31/2022	Totals

Net loss from continuing operations	(1,561)	(747)	(1,250)	(719)	(4,277)

Adjustments:
Depreciation of property and equipment	8	20	12	12	52
Amortization of other assets	47	41	44	44	176
Interest expense	7	6	4	3	20
Interest income	(2)	(1)	(4)	(7)	(14)
Non-cash stock-based compensation	254	258	225	207	944
Non-cash inventory impairments	49	59	665		773
Other non-cash items	-	(38)	-	-	(38)

Adjusted EBITDA loss from continuing operations	(1,198)	(402)	(304)	(460)	(2,364)

Nephros believes that Adjusted EBITDA loss from continuing operations provides useful information to management and investors regarding certain financial and business trends relating to Nephros’ financial condition and results of operations. Management does not consider Adjusted EBITDA loss from continuing operations in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA loss from continuing operations is that it excludes significant expenses and income that are required by GAAP to be recognized in Nephros’ financial statements. In addition, Adjusted EBITDA loss from continuing operations is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA loss from continuing operations. To compensate for these limitations, management presents Adjusted EBITDA loss from continuing operations in connection with net loss from continuing operations, the most directly comparable GAAP financial measure. Nephros urges investors to review the reconciliation of Adjusted EBITDA loss from continuing operations to net loss from continuing operations and not to rely on any single financial measure to evaluate the business.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call:201 343 5202 nephros.com

Conference Call Today at 4:30pm Eastern Time

Nephros will host a conference call today at 4:30pm ET, during which management will discuss Nephros’ financial results and provide a general business overview.

Participants may dial into the call as follows:

Domestic access: 1 (844) 808-7106

International access: 1 (412) 317-5285

Upon joining, please ask to be joined into the Nephros conference call.

An audio archive of the call will be available shortly after the call on the Nephros Investor Relations page.

Alternatively, a replay of the call may be accessed until March 14th, 2024 at 1 (877) 344-7529 or

1 (412) 317-0088 for international callers and entering replay access code: 3916556.

About Nephros

Nephros is committed to improving the human relationship with water through leading, accessible technology. We provide innovative water filtration products and services, along with water-quality education, as part of an integrated approach to water safety. Nephros goods serve the needs of customers within healthcare and commercial markets, offering both proactive and emergency solutions for water management.

For more information about Nephros, please visit nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding Nephros’ expected revenue and cash flows for the quarter and year ended December 31, 2023, expected future revenue growth and the timing of such growth, the effect of new regulations on future revenue growth, Nephros’ ability to appropriately manage product inventory , and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including Nephros’ ability to further develop its sales organization and realize increased revenues, inflationary factors and other economic and competitive conditions, the availability of capital when needed, dependence on third-party manufacturers and researchers, and regulatory reforms. These and other risks and uncertainties are detailed in Nephros’ reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, which is expected to be filed on or before March 31, 2024. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this release, and Nephros does not undertake any responsibility to update any forward-looking statements that it makes, except as may be required by law.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Robert Banks, CEO

Nephros, Inc.

(201) 343-5202 x110

robert.banks@nephros.com

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call:201 343 5202 nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$4,307	$3,634
Accounts receivable, net	1,496	1,286
Inventory	2,470	3,153
Prepaid expenses and other current assets	132	188
Total current assets	8,405	8,261
Property and equipment, net	152	116
Lease right-use-of assets	1,807	984
Intangible assets, net	381	423
Goodwill	759	759
License and supply agreement, net	271	402
Other assets	86	54
TOTAL ASSETS	$11,861	$10,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of secured note payable	$-	$71
Accounts payable	873	740
Accrued expenses	794	285
Current portion of lease liabilities	446	316
Total current liabilities	2,113	1,412
Equipment financing, net of current portion	-	1
Lease liabilities, net of current portion	1,390	705
TOTAL LIABILITIES	3,503	2,118

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2023 and 2022; no shares issued and outstanding at December 31, 2023 and 2022	-	-
Common stock, $.001 par value; 40,000,000 shares authorized at December 31, 2023 and 2022; 10,543,675 and 10,297,429 shares issued and outstanding at December 31, 2023 and 2022, respectively	10	10
Additional paid-in capital	152,754	148,413
Accumulated deficit	(144,406)	(142,831)
Subtotal	8,358	5,592
Noncontrolling interest	-	3,289
TOTAL STOCKHOLDERS’ EQUITY	8,358	8,881
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,861	$10,999

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call:201 343 5202 nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Twelve Months Ended December 31,
	2023	2022
Net revenue:
Product revenues	$14,110	$9,929
Royalty and other revenues	128	46
Total net revenues	14,238	9,975
Cost of goods sold	5,833	5,244
Gross margin	8,405	4,731
Operating expenses:
Selling, general and administrative	8,911	7,593
Research and development	873	1,255
Depreciation and amortization	214	218
Total operating expenses	9,998	9,066
Operating loss from continuing operations	(1,593)	(4,335)
Other (expense) income:
Interest expense	(2)	(20)
Interest income	64	14
Other (expense) net	(44)	64
Total other expense:	18	58
Loss from continuing operations	(1,575)	(4,277)
Net loss from discontinued operations	-	(2,829)
Net loss	(1,575)	(7,106)
Less: Undeclared deemed dividend attributable to noncontrolling interest	-	(276)
Net loss attributable to Nephros Inc. shareholders	$(1,575)	$(7,382)

Net loss per common share, basic and diluted from continuing operations	$(0.15)	$(0.42)
Net loss per common share, basic and diluted from discontinued operations	-	(0.28)
Net loss per common share, basic and diluted	$(0.15)	$(0.70)
Net loss per common share, basic and diluted, attributable to continuing noncontrolling interest	-	(0.03)

Net loss per common share, basic and diluted, attributable to Nephros, Inc, shareholders	$(0.15)	$(0.73)
Weighted average common shares outstanding, basic and diluted	10,386,018	10,297,134

Comprehensive loss:
Net loss	$(1,575)	$(7,106)
Other comprehensive loss, foreign currency translation adjustments, net of tax	-	(14)
Comprehensive loss	(1,575)	(7,120)
Comprehensive loss attributable to continuing noncontrolling interest	-	(276)
Comprehensive loss attributable to Nephros, Inc. shareholders	$(1,575)	$(7,396)

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